Exhibit 10.30b
ADDENDUM TWO
TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This ADDENDUM TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated effective as of January 9, 2008, between The Community Hospital Group, Inc., dba JFK Medical Center, a New Jersey corporation (“JFK”), and GK Financing, LLC, a California limited liability company (“GKF”).
RECITALS
     WHEREAS, on December 11, 1996, GKF and JFK executed a Lease Agreement for a Gamma Knife Unit (the “Original Lease”), which lease agreement was amended by a certain Addendum One dated effective as of July 1, 2002 (such Lease Agreement, as amended by such Addendum One, is referred to herein as the “Lease”); and
     WHEREAS, the parties desire to further amend the terms and provisions of the Lease as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
     2. Extension of Lease Term.
          a. It is acknowledged that the First Procedure Date under the Lease was April 25, 2000, and therefore, pursuant to Section 4 of the Lease, the initial Term of the Lease will expire at 11:59 p.m. on April 24, 2010.
          b. In consideration of the “Reload” of the cobalt-60 source as described below, the Term of the Lease as set forth in Section 4 thereof, is hereby extended for an additional five (5) year period (the “Extension”), which Extension shall commence at 12:00 a.m. on April 25, 2010, and shall continue until 11:59 p.m. on April 24, 2015, at which time the Term shall expire.
          c. All references in the Lease to the “Term” shall be deemed to refer to the Term, as extended by the Extension.
     3. Cobalt Reload of the Equipment. Section 15 of the Lease is hereby deleted in its entirety and replaced with the following:
     “15.1 Cobalt Reload. Subject to the terms and conditions set forth below, (a) GKF, at GKF’s cost and expense, shall reload the Equipment with new cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), which Reload shall be performed at the Site and shall include any required installation and rigging; and (b) GKF shall use its commercially reasonable efforts to perform the Reload in first quarter 2008, subject to scheduling availability. It is anticipated that the Equipment will be unavailable to perform procedures for approximately four (4) weeks due to the Reload process.
     “15.2 JFK Support. In connection with the Reload, JFK, at JFK’s cost and expense, shall provide GKF with JFK personnel (including JFK’s physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment.
     “15.3 Permits. Notwithstanding the foregoing, the Reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by JFK at JFK’s sole cost and expense (other than any filing or registration fees which shall be paid for by GKF). The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Agreement, GKF makes no representation or warranty to JFK concerning the Reload, and GKF shall have no obligation or liability to pay any damages to JFK resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.”
     4. Per Procedure Payment. Commencing from and after the first procedure performed using the Equipment following the completion of the cobalt-60 Reload, the per procedure payment for the use of the Equipment as set forth in Section 7 of the Lease shall be equal to * per procedure.
     5. No Responsibility for Additional Upgrades or Reloading. It is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Equipment, except as expressly set forth herein or otherwise agreed upon in writing by JFK and GKF.
     6. Assignment by GKF to Subsidiary. GKF may, at any time, assign all of its rights and obligations under the Lease (as now or hereafter amended) to its wholly-owned subsidiary whose obligations thereunder shall be guaranteed by GKF.
     7. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum Two.

     8. Full Force and Effect. Except as amended by this Addendum Two, all of the terms and provisions of the Lease shall remain in full force and effect, including, without limitation, the charity care provisions set forth in Section 7 of the Lease.
     IN WITNESS WHEREOF, the parties have executed this Addendum Two effective as of the date first written above.

GKF:		JFK:

GK FINANCING, LLC		THE COMMUNITY HOSPITAL GROUP, INC.,
dba JFK Medical Center

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ J. Scott Gebhard

	Ernest A. Bates, M.D.	Name:	J. Scott Gebhard
	Policy Committee Member	Title:	EVP/COO